Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 2/20/2017	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

2/20/2017 through 2/26/2017	Under $15,000	0.85%	0.85%
	$15,000 through $50,000	1.00%	1.01%
	Over $50,000	1.15%	1.16%